EXHIBIT 4.3
                             LOCKUP AGREEMENT


     THIS LOCKUP AGREEMENT (the "Agreement"), entered into this 20th day of December 2002, is by and between Tropical Leisure Resorts, Inc., a Nevada corporation (the "Company"), and the undersigned, a shareholder of the Company (the "Stockholder").

                                 RECITALS:

     WHEREAS, the undersigned has received, or contemporaneous with this Agreement shall receive, shares of the Company in exchange for or in connection with the cancellation, conversion, or settlement of debt of the Company (hereinafter the "Stockholder Shares");

     WHEREAS, the Company and eWorldMedia, Inc., a Nevada corporation ("eWorldMedia") entered into a Stock-For-Stock Exchange Agreement dated November 1, 2002 (the "Reorganization Agreement"), the closing of which is scheduled for November 15, 2002, subject to change by the Company and eWorldMedia (the "Closing");

     WHEREAS, as part of the Reorganization Agreement, the parties agreed that as a condition of Closing each of the shareholders of the Company, including the Stockholder, who received shares in connection with the settlement or conversion of outstanding debt immediately prior to the signing of the Reorganization Agreement, would be required to restrict the resale of his, her, or its shares;

     WHEREAS, the parties to the Reorganization Agreement agreed that during the first ninety days following the Closing, shareholders owning 350,000 of the shares issued in the debt settlement or conversion transactions could be sold subject to only price and trading volume limitations;

     WHEREAS, in order to facilitate the Closing, which the Stockholder believes would facilitate the liquidity, and possibly increase the value of, his, her, or its shares, the Stockholder is willing to lockup the Stockholder Shares, subject to the terms of this Agreement;

     NOW, THEREFORE, in consideration of the mutual terms and conditions set forth herein, and for other consideration the sufficiency and receipt of which is hereby acknowledged, the parties hereto agree as follows:

     1. Lockup of Shares. The Stockholder agrees that he, she, or it may sell up to all of the Stockholder Shares in the market; provided that no Stockholder Shares shall be sold by the Stockholder in excess of 25.0% of the average daily reported volume in such class of shares

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during the five trading days prior to such sale.  Any purchaser of the
Stockholder Shares in the open market shall not be subject to the provisions of this Agreement so long as such person does not solicit or arrange for the solicitation of the Stockholder Shares with the Stockholder.

     2. Term. The term of this Agreement shall commence on the date first written above and shall terminate on the earlier of (i) the date three years from the Closing; or (ii) the termination date of the Reorganization Agreement.

     3. Assignment, Etc. of the Shares. During the term of this Agreement the Stockholder shall not privately sell, assign, pledge, hypothecate, or transfer any of the Stockholder Shares unless the party purchasing, receiving, or obtaining an interest in such Stockholder Shares in the non-market transaction agrees in writing to be bound by the terms of this Agreement.

     4.   Restrictive Legend.  Each certificate representing the
Stockholder Shares shall contain a restrictive legend, in addition to the restrictive legend required pursuant to Rule 144, which restricts the sale or transfer of the Stockholder Shares except in accordance with this Agreement.

     5. Remedies. The Stockholder hereby recognizes and acknowledges that irreparable injury or damage shall result to the Company in the event of a breach or threatened breach by the Stockholder of any of the terms or provisions of this Agreement, and the Stockholder therefore agrees that the Company shall be entitled to an injunction restraining the Stockholder from engaging in any activity constituting such breach or threatened breach. Nothing contained herein shall be construed as prohibiting the Company from pursuing any other remedies available to the Company at law or in equity for such breach or threatened breach, including, but not limited to, the recovery of damages from the Stockholder in accordance with the terms of this Agreement.

     6. Default. Should any party to this Agreement default in any of the covenants, conditions, or promises contained herein, the defaulting party shall pay all costs and expenses, including a reasonable attorney's fee, which may arise or accrue from enforcing this Agreement, or in pursuing any remedy provided hereunder or by the statutes of the State of Utah.

     7. Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto, their heirs, executors, administrators, successors and assigns.

     8. Partial Invalidity. If any term, covenant, condition, or provision of this Agreement or the application thereof to any person or circumstance shall to any extent be invalid or unenforceable, the remainder of this Agreement or application of such term or provision to persons or circumstances other than those as to which it is held to be invalid or unenforceable shall not be affected thereby and each term, covenant, condition, or provision of this Agreement shall be valid and shall be enforceable to the fullest extent permitted by law.

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     9.   Entire Agreement.  This Agreement constitutes the entire
understanding between the parties hereto with respect to the subject matter hereof and supersedes all negotiations, representations, prior discussions, letters of intent, and preliminary agreements between the parties hereto relating to the subject matter of this Agreement.

     10. Further Action. The parties hereto agree to execute and deliver such additional documents and to take such other and further action as may be required to carry out fully the transactions contemplated herein.

     11. Full Knowledge. By their signatures, the parties acknowledge that they have carefully read and fully understand the terms and conditions of this Agreement, that each party has had the benefit of counsel, or has been advised to obtain counsel, and that each party has freely agreed to be bound by the terms and conditions of this Agreement.

     12. Construction. The descriptive headings of the various sections or parts of this Agreement are for convenience only and shall not affect the meaning or construction of any of the provisions hereof. As used in this Agreement, the masculine, feminine, or neuter gender, and the singular or plural, shall be deemed to include the others whenever the context so requires.

     13. Counterparts. This Agreement may be executed in any number of counterparts and all such counterparts taken together shall be deemed to constitute one instrument. Delivery of an executed counterpart of this Agreement by facsimile shall be equally as effective as delivery of a manually executed counterpart of this Agreement. Any party delivering an executed counterpart of this Agreement by facsimile also shall deliver a manually executed counterpart of this Agreement, but the failure to deliver a manually executed counterpart shall not affect the validity, enforceability, or binding effect of this Agreement.

     14. Governing Law and Venue. This Agreement shall be governed by and construed in accordance with the internal laws (and not the law of conflicts) of the State of Utah. Any and all actions to enforce the provisions of this Agreement shall be brought in a court of competent jurisdiction in the County of Salt Lake, State of Utah, and in no other place.

     IN WITNESS WHEREOF, the undersigned have executed this Agreement the day and year first above written.

COMPANY:                           Tropical Leisure Resorts, Inc.

                                   By /s/ Scott Hosking
                                      Scott Hosking, President

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STOCKHOLDER:                       /s/ Nathan Drage
                                   Signature

                                   Nathan Drage
                                   Please Print Name



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